Exhibit 99.1

FOR IMMEDIATE RELEASE: April 17, 2008

PENN TRAFFIC REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND 12 MONTHS OF FISCAL 2008

SYRACUSE, N.Y. — The Penn Traffic Company (“Pink Sheets”: PTFC), which operates or supplies more than 220 Northeastern U.S. supermarkets, reported audited financial results for the fourth quarter and 12 months of fiscal 2008.

For the fiscal year ended Feb. 2, 2008, Penn Traffic reported a net loss of $41.7 million, or $4.92 per share, compared to $28.0 million, or $3.29 per share, during the same period last year.  Fiscal 2008 results included a loss from discontinued operations of $11.3 million and non-recurring charges of $19.6 million for items including: (1) professional fees; (2) closed-store costs; (3) fixed-asset policy change; (4) SEC legal costs; (5) personnel engagement costs; (6) severance; (7) Chapter 11 reorganization costs and (8) a proposed acquisition that was not consummated.  Fiscal 2007 results included a loss from discontinued operations of $587,000 and non-recurring charges of $13.7 million.

For the fourth quarter of fiscal 2008, Penn Traffic reported a net loss of $19.8 million, or $2.34 per share, including a loss from discontinued operations of $8.9 million and $3.6 million of non-recurring charges.  For the fourth quarter of fiscal 2007, the company reported a net loss of $15.0 million, or $1.76 per share, including a loss from discontinued operations of $519,000 and $7.5 million of non-recurring charges.

“While much work remains to be done, Penn Traffic’s fiscal 2008 financial results overall demonstrate our progress toward stabilizing the business, improving gross margins, enhancing the in-store customer experience and investing in the most promising locations in Penn Traffic’s core store portfolio,” President and Chief Executive Officer Gregory J. Young said.  “These results also reflect substantial non-recurring expenses and a smaller corporate-owned store portfolio.”

12 Month Results from Continuing Operations

Penn Traffic posted revenues of $1.22 billion for the 52 weeks ended Feb. 2, 2008 versus $1.29 billion for the 53 weeks ended Feb. 3, 2007, primarily due to a reduction in the number of Penn Traffic’s corporate-owned stores to 103 from 106 locations during the period.

Fiscal 2008 gross profit was $322.0 million, or 26.4 percent of revenues, compared to $328.8 million, or 25.4 percent of revenues during the prior year.  The 100 basis-point increase was achieved in spite of the impact of higher fuel prices driving up distribution costs, reflecting aggressive gross-margin-improvement initiatives including improved transportation and distribution efficiency, increased emphasis on higher-margin private label and signature products, the implementation of a new price-optimization software system and improved operational discipline to reduce shrinkage.

Penn Traffic’s operating loss from continuing operations was $15.2 million in fiscal 2008 compared to $16.8 million the year prior.

EBITDA, including non-recurring charges, was $8.9 million in fiscal 2008 and $9.7 million in fiscal 2007.  Adjusted for non-recurring charges, EBITDA was $28.5 million, or 2.3 percent of revenues in 2008 compared to $23.4 million, or 1.8 percent of revenues, during 2007.

ADJUSTED EBITDA

RECONCILED TO GAAP LOSS FROM CONTINUING OPERATIONS

	Fourth Quarter		12 Months
($000s)	2008	2007	2008	2007

Loss from continuing ops	$(10,896)	$(14,458)	$(30,438)	$(27,363)
Tax expense	58	57	234	228
Interest expense	2,799	2,943	9,617	9,357
Reorganization expense	420	214	5,365	1,020
Operating income (loss)	$(7,619)	$(11,244)	$(15,222)	$(16,758)
Less reorganization expenses	(420)	(214)	(5,365)	(1,020)
Depreciation and amortization	7,047	7,772	26,242	25,925
Asset impairment charge	547	—	547	—
LIFO Provision	1,744	553	2,719	1,528
EBITDA	$1,299	$(3,133)	$8,921	$9,675
Reorganization and other Expenses:
Proposed acquisition that was not consummated	626	—	4,796	—
Chapter 11 reorganization costs	(206)	214	569	1,060
	420	214	5,365	1,060
SG&A Expenses:
Professional fees	1,301	1,230	7,029	1,546
Closed store costs	—	1,308	2,030	2,536
Fixed asset policy change	447	—	1,354	—
SEC legal costs	260	(186)	1,240	4,122
Personnel engagement costs	95	445	962	819
Loss on asset disposition	890	2,605	781	263
Severance	68	2,002	537	1,600
Other	85	(1,074)	312	867
Flood loss	—	923	—	923
	3,146	7,253	14,245	12,676
Total EBITDA adjustments	3,566	7,467	19,610	13,736
Adjusted EBITDA	$4,865	$4,334	$28,531	$23,411

EBITDA (operating loss less reorganization expense and before interest, taxes, depreciation, amortization, asset impairment charge, and LIFO provision) and adjusted EBITDA should not be interpreted as measures of operating results, cash flow provided by operating activities or liquidity, or as alternatives to any generally accepted accounting principle (GAAP) measure of performance.  Penn Traffic reports EBITDA and adjusted EBITDA as they are important measures utilized by management to monitor the operating performance of our business.  EBITDA and adjusted EBITDA may also assist investors in evaluating the company’s capacity to service debt.

At Feb. 2, 2008, the company had cash and equivalents on hand of $20.9 million, compared to $24.7 million on Feb. 3, 2007.

Results reported today for fiscal 2007 reflect a restatement.  As a result of cancellation of debt in the Chapter 11 proceedings, the Company previously entirely eliminated all net operating loss carryforwards and reduced the tax basis of its long-lived assets effective January 29, 2006.  During the year ended February 2, 2008, the Company corrected the amount of debt forgiveness in the Chapter 11 proceedings that reduced tax attributes which results in an increase aggregating $66 million in the tax basis of its long-lived assets and net operating loss carryforwards.

Fourth Quarter Results from Continuing Operations

Penn Traffic posted fourth quarter revenues of $304.9 million in 2008 versus $337.9 million in 2007.  Fourth quarter 2008 gross profit was $77.2 million, or 25.3 percent of revenues, compared to $85.5 million, or 25.3 percent of revenues in the same period last year.  Penn Traffic’s fourth quarter operating loss from continuing operations was $10.9 million in 2008 compared to $14.5 million in 2007.

Fourth quarter EBITDA, including non-recurring charges, was $1.3 million in 2008 and ($3.1) million in 2007.  Adjusted for non-recurring charges, EBITDA was $4.9 million, or 1.6 percent of revenues in the fourth quarter of 2008 compared to $4.3 million, or 1.3 percent of revenues, in the same period last year.

Retail Food Segment

Retail Food segment revenues from the 103 stores comprising continued operations were $1.0 billion in the 52 weeks of fiscal 2008 compared to $1.1 billion in the 53 weeks of fiscal 2007.  Same-store sales from continuing operations improved 140 basis points to a 0.3 percent decrease in fiscal 2008 from a 1.7 percent decrease the year prior.  Gross profit from continuing retail operations was $306.2 million, or 30.5 percent of revenues during fiscal 2008, compared to $313.4 million, or 29.3 percent of revenues during the prior year.  Operating profit from continuing retail operations was $57.2 million in fiscal 2008, a 10.4 percent increase over $51.8 million in fiscal 2007.

“The core of our corporate-owned-store portfolio is very healthy, though we still have some locations that are not performing at the high level we require,” Young explained.  “We’re making great strides to increase retail profitability, offering the right products at the right prices for our customers.  Penn Traffic is also putting resources into rewarding, retaining and training in-store associates and investing in renovating and enhancing retail stores.”

The retail food segment, which represents about 80 percent of Penn Traffic’s total revenues, reported fourth quarter revenues of $249.1 million in 2008 compared to $280.6 million in 2007.  Same-store sales from continuing operations improved 230 basis points to a 1.6 percent decrease in the fourth quarter of 2008 from a 3.9 percent decrease the year prior.  Fourth quarter retail gross profit was $74.5 million, or 29.9 percent of segment revenues, in

2008 compared to $81.6 million, or 29.1 percent of revenues, in 2007.  Fourth quarter retail operating income was $12.3 million, or 4.9 percent of segment revenues, in 2008 compared to $11.6 million, or 4.1 percent of revenues, in 2007.

Wholesale Food Distribution Segment

Wholesale food distribution segment revenues were $210.0 million in fiscal 2008 compared to $217.3 million the year prior.  Segment gross profit increased to $13.0 million, or 6.2 percent of segment revenues, in fiscal 2008, compared to $11.7 million, or 5.4 percent of revenues, in fiscal 2007.  Wholesale operating profit from continuing operations was $6.9 million in fiscal 2008, a 46.8 percent increase over $4.7 million in fiscal 2007.

Wholesale reported fourth quarter revenues of $52.8 million in 2008 compared to $54.0 million in 2007.  Fourth quarter wholesale gross profit was $3.1 million, or 5.8 percent of segment revenues, in 2008 compared to $2.8 million, or 5.3 percent of revenues, in 2007.  Fourth quarter wholesale operating income was $1.5 million, or 2.9 percent of segment revenues, in 2008 compared to $1.0 million, or 1.8 percent of revenues, in 2007.

Conference Call

Penn Traffic will host a conference call at 9:00 a.m. Eastern Time on Friday, April 18 to review the company’s financial results and performance.  The call can be accessed by dialing 800-897-8505 and entering reference number 21380904.  A recording of the conference call will be archived for 14 days, and it may be accessed by dialing 800-633-8284 and entering reference number 21380904.

About Penn Traffic

The Penn Traffic Company, headquartered in Syracuse, N.Y., operates or supplies more than 220 supermarkets in Upstate New York, Pennsylvania, Vermont and New Hampshire.  Penn Traffic’s retail food business includes corporate-owned stores with the P&C, Quality and BiLo banners, and its wholesale food distribution business supplies independently operated supermarkets and other wholesale accounts.  More information on the company may be found at www.penntraffic.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as “believe,” “anticipate,” “estimate,” “expect,” “could,” and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the company to improve its operating performance and effectuate its business plans; the ability of the company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; the ability of the company to generate cash; the ability of the company to attract and maintain adequate capital; the ability of the company to refinance; increases in prevailing interest rates; the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the ability of the company to maintain contracts that are critical to its operations; potential adverse developments with respect to the company’s liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the company’s competitors; availability, location and terms of sites for store development; the successful implementation of the company’s capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; the ability of the company to pursue strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending, or the commencement of any new, legal proceedings against, or governmental investigations of the company, including the previously announced SEC and U.S. Attorney’s Office investigations. The company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

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FOR PENN TRAFFIC:

Investors and business/financial media contact Jeffrey Schoenborn of Travers, Collins & Company Investor Relations, 716.842.2222, jschoenborn@traverscollins.com.

The Penn Traffic Company

Consolidated Statement of Operations

(In thousands)

	52 weeks	53 weeks
	Year Ended	Year Ended
	February 2,	February 3,
	2008	2007 (1)

Revenues	$1,219,541	$1,293,861

Cost and operating expenses
Cost of sales	897,546	965,095
Selling and administrative expenses	334,641	342,824
Loss on store and distribution center closings	2,029	2,700
Asset impairment	547	—
	1,234,763	1,310,619

Operating (loss) income	(15,222)	(16,758)

Interest expense	9,617	9,357
Reorganization and other expenses	5,365	1,020

Loss from continuing operations before income taxes	(30,204)	(27,135)

Income tax expense	234	228

Loss from continuing operations	(30,438)	(27,363)

Discontinued operations

Loss from discontinued operations (including loss on disposal of $8.2 million in fiscal year 2008)	(11,270)	(587)

Net loss	$(41,708)	$(27,950)

Net Loss Per Share - Basic and Diluted:

Loss from continuing operations	$(3.59)	$(3.22)
Loss from discontinued operations	$(1.33)	(0.07)

Net Loss Per Share - Basic and Diluted	$(4.92)	$(3.29)

Basic and diluted weighted average shares outstanding and to be issued	8,501,323	8,498,752

The Penn Traffic Company
Consolidated Balance Sheets
(in thousands)

	February 2,	February 3,
	2008	2007 (1)

ASSETS

Current assets:
Cash and cash equivalents	$20,916	$24,661
Accounts and notes receivable (less allowance for doubtful accounts of $5,690 and $3,736, respectively)	37,513	35,112
Inventories	89,208	100,035
Prepaid expenses and other current assets	7,307	8,469
Total current assets	154,944	168,277

Capital leases:
Capital leases	11,364	12,023
Less: Accumulated amortization	(3,096)	(2,168)
Capital leases, net	8,268	9,855

Fixed assets:
Land	9,313	9,313
Buildings	13,273	13,214
Equipment and furniture	96,652	94,742
Vehicles	7,984	7,766
Leasehold improvements	10,246	9,050
Total fixed assets	137,468	134,085
Less: Accumulated depreciation	(59,066)	(37,597)
Fixed assets, net	78,402	96,488

Other assets:
Intangible assets, net	15,397	25,188
Deferred income taxes	2,440	3,621
Other assets	2,998	4,038
Total other assets	20,835	32,847

Total assets	$262,449	$307,467

The Penn Traffic Company

Consolidated Balance Sheets

(in thousands)

	February 2,	February 3,
	2008	2007 (1)

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of obligations under capital leases	$1,368	$1,472
Current maturities of long-term debt	278	314
Accounts payable	34,178	34,704
Other current liabilities	47,060	49,653
Accrued interest expense	176	30
Deferred income taxes	11,485	13,542
Liabilities subject to compromise	2,516	2,696
Total current liabilities	97,061	102,411

Non-current liabilities:
Obligations under capital leases	8,962	10,956
Long-term debt	50,209	52,412
Defined benefit pension plan liability	6,326	22,150
Other non-current liabilities	30,716	26,813
Total noncurrent liabilities	96,213	112,331

Total liabilities	193,274	214,742

Commitments and contingencies

Stockholders’ equity:
Preferred stock - authorized 1,000,000 shares, $.01 par value; 10,000 shares issued in 2008 and none in 2007 (Note 14)	100	—
Common stock - authorized 15,000,000 shares, $.01 par value; shares issued and to be issued, 8,519,095 in 2008 and 8,498,752 in 2007	85	85
Capital in excess of par value	128,149	118,493
Deficit	(74,356)	(32,648)
Accumulated other comprehensive income	15,197	6,795
Total stockholders’ equity	69,175	92,725

Total liabilities and stockholders’ equity	$262,449	$307,467

The Penn Traffic Company

Consolidated Statement of Cash Flows

(in thousands of dollars)

	52 weeks Year Ended February 2, 2008	53 weeks Year Ended February 3, 2007 (1)

Operating activities:
Net loss	$(41,708)	$(27,950)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	26,242	25,925
Loss on disposal of discontinued operations	8,207	1,206
Asset impairment charge	547	—
Amortization of deferred finance cost	1,021	1,201
Loss on sale of assets	340	542

Net change in operating assets and liabilities:
Accounts and notes receivable, net	(2,401)	1,858
Prepaid expenses and other current assets	1,161	(2,312)
Inventories	10,567	12,996
Liabilities subject to compromise	(181)	(175)
Accounts payable and other current liabilities	(2,972)	841
Other assets	23	96
Defined benefit pension plan	(5,756)	(2,278)
Other non-current liabilities	1,846	636

Net cash (used in) provided by operating activities	(3,064)	12,586

Investing activities:
Acquisition	—	(1,531)
Capital expenditures	(7,879)	(22,926)
Proceeds from sale of fixed assets	1,113	10,271

Net cash used in investing activities	(6,766)	(14,186)

Financing activities:
Payments of mortgages	(314)	(287)
Net (repayments) borrowings under credit facility	(1,925)	15,500
Reduction in capital lease obligations	(1,432)	(1,384)
Issuance of preferred stock	9,756	—

Net cash provided by (used in) financing activities	6,085	13,829

Net (decrease) increase in cash and cash equivalents	(3,745)	12,229

Cash and cash equivalents at beginning of period	24,661	12,432

Cash and cash equivalents at end of period	$20,916	$24,661

(1)          Restatement: As a result of cancellation of debt in the Chapter 11 proceedings, the Company previously entirely eliminated all net operating loss carryforwards and reduced the tax basis of its long-lived assets effective January 29, 2006.  During the year ended February 2, 2008, the Company corrected the amount of debt forgiveness in the Chapter 11 proceedings that reduced tax attributes which results in an increase aggregating $66 million in the tax basis of its long-lived assets and net operating loss carryforwards. The correction resulted in an increase in deferred tax assets attributable to the net operating loss carryforwards and the recording of a related valuation allowance and a reduction in the deferred tax liability attributable to the increase in the tax basis of long-lived assets.  The net effect of the above was a $3.5 million reduction in the net deferred tax liability and a corresponding reduction in the carrying value of certain long-lived assets upon adoption of fresh-start reporting on April 16, 2005.